SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

Xencor, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

☒No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.Title of each class of securities to which transaction applies:

2.Aggregate number of securities to which transaction applies:

3.Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.Proposed maximum aggregate value of transaction:

5.Total fee paid:

☐Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.Amount Previously Paid:

7.Form, Schedule or Registration Statement No.:

8.Filing Party:

9.Date Filed:

XENCOR, INC.

111 West Lemon Avenue, 2nd Floor

Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of  Xencor, Inc., a Delaware corporation (the “Company”)  to be held on Tuesday, June 22, 2017 at 1:30 p.m. Pacific Time at the Courtyard Marriott Monrovia, 700 W. Huntington Drive, Monrovia, California 91016. We are holding the meeting for the following purposes:

1.To elect the nominees to the Board of Directors named in the accompanying proxy statement to serve for the ensuing year and until their successors are elected;

2.To ratify the selection by the Audit Committee of the Board of Directors of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2017;

3.To hold a non-binding advisory vote on the compensation of the Company’s named executive officers;

4.To hold a non-binding advisory vote on the frequency of future non-binding advisory stockholder votes on the compensation of the Company’s named executive officers; and,

5.To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice (the “Proxy Statement”).

The record date for the Annual Meeting is April 27, 2017.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

John J. Kuch
Secretary

Monrovia, California

April 28, 2017

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XENCOR, INC.

111 West Lemon Avenue, 2nd Floor

Monrovia, California 91016

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 22, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as “our Board” or “the Board”) of Xencor, Inc.  is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 10, 2017 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 20, 2017.

How do I attend the annual meeting?

The meeting will be held on Thursday, June 22, 2017 at 1:30 p.m. local time at the Courtyard Marriott Monrovia, 700 W. Huntington Drive, Monrovia, California 91016.    Directions to the annual meeting may be found at: www.xencor.com.    Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 27, 2017 will be entitled to vote at the annual meeting.  On this record date, there were 46,698,731 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 27, 2017 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting, or vote by prosy.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 27, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”. The Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.

However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What matters will be voted on at the annual meeting?

There are four matters scheduled for a vote at the annual meeting:

•Proposal 1: Election of the nominees to the Board named in the proxy statement to serve for the ensuing year and until their successors are elected;

•Proposal 2: Ratification of selection by the Audit Committee of the Board of Directors of RSM US LLP as independent registered public accounting firm of the Company for its fiscal year ending 2017;

•Proposal 3: To approve, by non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; and

•Proposal 4: To recommend, by non-binding vote, the frequency of executive compensation votes.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. For Proposal 4, you may vote “One Year,” “Two Years, “ or “Three  Years” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Proxy votes may be cast either  over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 21, 2017.

•To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.

•To vote through the internet, go to www.envisionreports.com/XNCR to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Xencor.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 27, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares,  the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ Stock Market (“NASDAQ”) deems the particular proposal to be a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NASDAQ Stock Market Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposal 1, 3 or 4 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable: “For” the election of all five nominees for director, “For” ratification of selection by the Audit Committee of the Board of Directors of RSM US LLP as independent registered public accounting firm of the Company for its fiscal year ending 2017, “For” the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement, and “One Year” for the recommendation, by non-binding vote, of the frequency of executive compensation votes.   If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees and Computershare may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare will be paid its customary fee  of approximately $3,000, plus out-of-pocket expenses if it solicits proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.

•You may send a timely written notice that you are revoking your proxy to Xencor, Inc.’s Secretary at 111 West Lemon Avenue, 2nd Floor, Monrovia, California 91016.

•You may attend the annual meeting and vote in person.  Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 10, 2018, to the attention of the Secretary of Xencor, Inc. at 111 West Lemon Avenue, 2nd Floor, Monrovia, California 91016. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Xencor, Inc. between February 22, 2018 and March 24, 2018.  You are also advised to review the Company’s Bylaws, which contain additional  requirements about advance notice of stockholder proposals and  director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposals 2 and 3,  votes  “For” and “Against,” abstentions and, if applicable, broker non-votes; and with respect to Proposal 4, votes for “One Year,” “Two Years,” “Three Years,” or abstentions and broker non-votes.  Abstentions will be counted towards the respective vote totals for Proposals 2, 3 and 4 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

~~What are “broker non-votes”?~~

~~As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non-routine,”  the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”~~

How many votes are needed to approve each proposal?

For Proposal 1, the election of directors, the five nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2017, we  must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

To be approved, Proposal 3 approving, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed herein, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal 4 approving , by a non-binding, advisory vote, the frequency of future non-binding advisory stockholder votes on the compensation of the Company’s named executive officers. The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as voting against each of the three frequency options. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 46,698,731 shares outstanding and entitled to vote. Thus, the holders of 23,349,366 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Xencor, Inc.’s Board of Directors currently consists of seven directors but is expected to be reduced to five members in connection with the annual Meeting. Bruce L.A. Carter and Robert F. Baltera, current directors, have indicated they will not stand for re-election at the annual meeting. There are five nominees for director this year.  Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.  Following the Annual Meeting our Board will be composed of five directors. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders, except for  Dr. Gorman who was subsequently elected by the Board of Directors after the last annual meeting.  Dr. Gorman was recommended for nomination to the Company’s Board by Dr. Montgomery, a non-management director of the Company at the time of the recommendation. It is the Company’s policy to invite nominees for directors to attend the annual meeting. In 2016, four directors attended our 2016 Annual meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The five nominees receiving the highest number of affirmative votes will be elected.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to recommend that person as a nominee.  However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position Held With the Company

Dr. Bassil I. Dahiyat	46	Director, President and Chief Executive Officer
Dr. Kevin Gorman	58	Director
Mr. Kurt Gustafson	49	Director
Mr. Yujiro Hata	43	Director
Dr. A. Bruce Montgomery	63	Director

Bassil I. Dahiyat, Ph.D. has served as our President and Chief Executive Officer since February 2005 and as a member of our Board of Directors since August 1997. Dr. Dahiyat co-founded Xencor in 1997 and, from 1997 to 2003, served as our Chief Executive Officer and, from 2003 to 2005, served as our Chief Scientific Officer. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003's Top 100 Young Innovators by MIT's Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the

Controlled Release Society and the California Institute of Technology. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University. We believe Dr. Dahiyat's experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board of Directors.

Kevin Gorman, Ph.D. joined our Board of Directors in April 2017. He has more than 26 years in the life science business including senior roles in finance, business development and operations. Dr. Gorman is a founder of Neurocrine Biosciences, Inc. He was appointed President and Chief Executive Officer of the Company in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He has served on the Board of Directors since January 2008. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University. We believe that Dr. Gorman’s experience in biotechnology company leadership roles and his educational background  qualify him to serve on our Board of Directors.

Kurt Gustafson joined our Board of Directors in July 2014.  He has more than 25 years of diverse experience in corporate finance, with 15 years in senior management roles leading the finance departments of multi-faceted, dynamic and growth oriented biopharmaceutical industry organizations. Currently, Mr. Gustafson serves as Executive Vice President, Chief Financial Officer and Principal Accounting Officer at Spectrum Pharmaceuticals, Inc., a position he has held since June 2013. Mr. Gustafson currently serves on the board of directors of ChromaDex Corporation, a publicly traded company. From April 2009 to June 2013, he served as Chief Financial Officer at Halozyme Therapeutics, Inc., a publicly-traded biopharmaceutical company. Before Halozyme, Mr. Gustafson worked at Amgen, Inc. for over 18 years holding various positions in finance including Treasurer, Vice President, Finance and Chief Financial Officer of Amgen International based in Switzerland. Mr. Gustafson holds a Bachelor of Arts degree in accounting from North Park University in Chicago and an M.B.A. from University of California, Los Angeles.  We believe Mr. Gustafson’s experience in biotechnology company leadership and finance and his educational background qualify him to serve on our Board of Directors.

Yujiro S. Hata joined the Board of Directors in July 2015. He has more than 20 years of biotechnology company experience. Since August 2015 he has served as co-founder, Chief Executive Officer and member of the board of directors of IDEAYA Biosciences, a private oncology company. In 2015 Mr. Hata served as chief operating officer at immuno-oncology company FLX Bio, where he oversaw all business operations, mergers and acquisitions, and licensing. Prior to that Mr. Hata served as chief operating officer at immuno-oncology companies, Flexus Biosciences and spinout FLX Bio, until Flexus Biosciences’ acquisition by Bristol-Meyers Squibb in April 2015. From 2010 until its acquisition by Amgen in October 2013, Mr. Hata was Vice President, Corporate Development and Strategy at Onyx Pharmaceuticals, where he held various leadership roles, including head of mergers and acquisitions, and licensing, and head of corporate strategy and strategic asset management. From 2002 to 2010, he served in various roles as Vice President, Senior Vice President, and Chief Business Officer at Enanta Pharmaceuticals, and earlier in his career served in business and corporate development roles at Genome Therapeutics Corporation, McKinsey and Company and ImClone Systems Incorporated. Mr. Hata obtained his MBA at Wharton as a Henry J. Kaiser recipient and completed undergraduate studies in Chemistry at Oxford University and Colorado College. Mr. Hata serves on the board of directors at Expansion Therapeutics, a private biotechnology company and on the board of visitors of the Moores Cancer Center, at the University of California, San Diego. We believe that Mr. Hata’s experience in biotechnology company leadership and his background in strategy, corporate development and biotechnology company transactions qualify him to serve on our Board of Directors.

A. Bruce Montgomery, M.D. joined our Board of Directors in March 2015.  Dr. Montgomery has more than 25 years of drug development, operations and financing experience, including positions at Genentech,  Inc., Pathogenesis Corporation, Corus Pharma, and Gilead Sciences, Inc. He is currently Chief Executive Officer and a member of the board of directors of Genoa Pharmaceuticals, a private biotechnology company which he joined in 2017. From 2011 to

2016, he was Chief Executive Officer and a member of the board of directors of Cardeas Pharma, a private biotechnology company that he founded in 2010. From August 2006 to May 2011, Dr. Montgomery served as Senior Vice President of Gilead Sciences, Inc. and prior to that, served for six years as Chief Executive Officer of Corus Pharma, a specialized biotechnology company that he founded, which was acquired by Gilead in 2006. While at Gilead, Dr. Montgomery successfully led the development of Cayston (aztreonam) as a treatment for cystic fibrosis patients. Dr. Montgomery also served as Executive Vice President of Research and Development at PathoGenesis Corporation until its acquisition by Chiron Corporation in 2000.  He has served as a board member for ZymoGenetics, Inc. and is currently on the board of Alder Biopharmaceuticals and Cytodyn, Inc.  Dr. Montgomery is a board certified internist and pulmonologist.  Dr. Montgomery received his B.S. in Chemistry (Magna cum Laude, Outstanding Chemistry Major (Merck Award)), and M.D. (Alpha Omega Alpha Honor Medical Society) from the University of Washington, Seattle.  We believe that Dr. Montgomery’s executive leadership experience in  pharmaceutical and biotechnology company drug development and his educational background qualify him to serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Gorman,  Mr. Gustafson, Mr. Hata, Dr. Montgomery, Dr. Carter and Mr. Baltera.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors has a Lead Board Member, Dr. Bruce Montgomery, who has authority, among other things, to call and preside over Board of Directors meetings.  As a general policy, the Board of Directors believes that separation of the position of Lead Board Member and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversite of management’s performance and enhances the effectiveness of the Board as a whole. We have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report annually to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The Audit Committee of the Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Board of Directors. In its regular meetings, the Audit Committee receives information from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of its business and affairs, supports this approach.

Meetings of The Board of Directors

The Board of Directors met ten times during the last fiscal year as well as four times in executive session.  Additionally, the Board of Directors acted by written consent one time during 2016. All but Mr. Baltera attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal year 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Name	Audit	Compensation	Nominating and Corporate Governance

Dr. Bruce L.A. Carter	X	X*	X
Mr. Robert Baltera, Jr.	X*		X*
Mr. Kurt Gustafson**	X	X
Mr. Yujiro S. Hata (1)	X		X
Dr. A. Bruce Montgomery		X
Total meetings in fiscal 2016	4	2	3

*     Current Committee Chairperson

**   Financial Expert

(1)Mr. Hata was appointed as a member of the Audit Committee in March 2016.

Below is a description of each committee of the Board of Directors.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable NASDAQ  rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.

For this purpose, the Audit Committee performs several functions, among other things:

•evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors;

•determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;

•prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•reviews and approves or rejects transactions between the Company and any related persons in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•reviewing with management and the independent auditors significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness  of internal controls over financial reporting;

•establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•preparing the report that the SEC requires in our annual proxy statement;

•reviewing on a periodic basis our investment policy;

•reviewing our major financial risk exposures;

•reviewing the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and,

•reviewing on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

The Audit Committee is currently composed of four directors: Mr. Gustafson, Mr. Baltera, Mr. Hata and Dr. Montgomery.   The Audit Committee met four times during the fiscal year.  The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).    Our Board of Directors has determined that each member of the Audit Committee meets the requirements for independence under the NASDAQ listing standards.

The Board of Directors has determined that Mr. Gustafson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Gustafson’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer at other publicly traded biopharmaceutical companies.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 61, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of

Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

A.

Mr. Kurt Gustafson
Mr. Robert Baltera, Jr. Mr. Yujiro Hata
Dr. A. Bruce Montgomery

*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Dr. Carter, Mr. Gustafson and Dr. Montgomery.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met two times during the 2016.  The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.xencor.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review and recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;

•establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable NASDAQ rules and regulations;

•reviewing any conflicts of interest raised by the work of any compensation consultant that had any role in determining or recommending the amount or form of executive or director compensation and how such conflict is being addressed for disclosure in our proxy statements to be filed with the SEC;

•administering our equity incentive plans;

•establishing policies with respect to equity compensation arrangements;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•reviewing the adequacy of its charter on a periodic basis;

•to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC

•preparing the report that the SEC requires in our annual proxy statements; and

•reviewing and assessing on an annual basis the performance of the Compensation Committee

We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Report of the Compensation Committee of the Board of Directors*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Bruce Carter, Ph.D., Committee Chair

Mr. Kurt Gustafson

Dr. A. Bruce Montgomery

*The material in this report is not “soliciting material,” is not deemed “filed’ with the Commission and is not to be incorporated by reference in any filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of December 31, 2016 were Dr. Carter, Mr. Gustafson and Dr. Montgomery, with Dr. Carter acting as Committee Chair. No member of the Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for among other things:

•identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board),

•reviewing and evaluating incumbent directors,

•recommending to the Board for selection candidates for election to the Board of Directors,

•making recommendations to the Board regarding the membership of the committees of the Board,

•considering and assessing the independence of members of our Board of Directors,

•reviewing the adequacy of its charter on an annual basis,

assessing the performance of the Board,

•monitoring the Company’s adherence to its Code of Business Conduct and Ethics and,

•annually evaluating the performance of the Nominating and Corporate Governance Committee.

We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Nominating and Corporate Governance Committee is currently composed of three directors: Dr. Carter,  Mr. Baltera and Mr. Hata with Mr. Baltera with Mr. Baltera acting as committee chair.  All members of the Nominating and

Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company.  In assessing the candidates, both individually and collectively, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  In 2016 the Company retained an independent third party to assist in identifying appropriate candidates to enhance the Company’s Board of Directors.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address:  111 West Lemon Avenue, 2nd Floor, Monrovia, CA 91016, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting.  Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by the Company Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Governance Committee met three times during 2016. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2016.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Xencor, Inc. at 111 West Lemon Avenue, 2nd Floor, Monrovia, CA 91016, Attn: Secretary.  Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication.  Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director.  Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Business Conduct and Ethics

The Company has adopted the Xencor, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at www.xencor.com.    If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.  The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for the fiscal year 2016.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. RSM US LLP has audited the Company’s financial statements since 2015. Representatives of RSM US LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of RSM US LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of RSM US LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and December 31, 2015, by RSM US, LLP and BDO USA, LLP, the Company’s current principal accountant and previous principal accountant, respectively.  All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	2016	2015
	(in thousands)
Audit Fees (1)	$576	$318
Audit-related Fees	187	53
Tax Fees	20	11
All Other Fees	—	—
Total Fees	$783	$226

(1)For fiscal year 2015, audit fees consist of $55,000 billed for professional services by BDO USA, LLP for audit and a quarterly review of our financial statements and related services that are normally provided in connection with statutory and regulatory filings or engagements. Audit-related fees in 2015 consist of professional services by BDO USA, LLP for review of our registration statements on Form S-3. Fiscal 2015 audit fees also includes $263,000 paid to RSM US LLP for audit and quarterly review of our  financial statements; tax fees in 2015 reflect billed amounts by RSM US LLP for preparation of our corporate income tax returns. For fiscal year 2016, audit fees consist of $50,000 billed for professional services by BDO USA, LLP and $526,000 billed by RSM US LLP for audit and quarterly reviews of our financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit related fees in 2016 consist of $100,000 in professional fees paid to BDO USA, LLP and $87,000 paid to RSM US LLP  for review of our registration statements on Form S-3 and related shelf takedown; tax fees in 2016 reflect billed amounts by RSM US LLP for preparation of our corporate income tax returns and related tax consulting.

During the fiscal year ended December 31, 2016,  none of the total hours expended on the Company’s financial audit by BDO USA, LLP or RSM US LLP were provided by persons other than BDO USA, LLP or RSM US LLP full-time permanent employees.

Pre-Approval Policies and Procedures.

The Audit Committee has not adopted a policy or procedure for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, and consequently all audit and non-audit services are approved by the whole Audit Committee.

Proposal 3

Advisory Vote on Executive Compensation

Our Compensation Discussion and Analysis, which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation Committee and our Board of Directors made in 2016 with respect to the compensation of our named executive officers (listed in the section below captioned “Executive Officers”). As required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As we describe in our Compensation Discussion and Analysis below, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category are intended to support our long-range plans.

You are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Compensation Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3 above requests that you cast an advisory vote for the compensation disclosed in this Proxy Statement that we paid in 2016 to our named executive officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 4, as required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. You can vote to hold say-on-pay votes every one, two or three years, or you can abstain from voting.

The Compensation Committee of our Board of Directors believes that say-on-pay votes should be held every year. This vote, like the say-on-pay vote itself, is non-binding. If a choice other than one year receives the most votes, our Board of Directors will take the voting results into consideration in determining how frequently we will present you with a say-on-pay vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Bassil I. Dahiyat, Ph.D.	46	President, Chief Executive Officer and Director
Edgardo Baracchini, Jr., Ph.D.	57	Chief Business Officer
Paul Foster, M.D.	63	Senior Vice President and Chief Medical Officer
John R. Desjarlais, Ph.D.	52	Senior Vice President, Research and Chief Scientific Officer
John J. Kuch	57	Vice President, Finance

Dr. Dahiyat’s biographical information is set forth above under Proposal 1.

Edgardo Baracchini, Jr., Ph.D. joined us as Chief Business Officer in January 2010. From March 2002 through June 2009, he served as Senior Vice President of Business Development at Metabasis Therapeutics, Inc., a publicly-held biopharmaceutical company, until its merger with Ligand Pharmaceuticals Inc. From June 1999 through February 2002,

Dr. Baracchini was Vice President of Business Development at Elitra Pharmaceuticals Inc., and the Director of Business Development at Agouron Pharmaceuticals, Inc. until its acquisition by Warner-Lambert Co. Dr. Baracchini holds a Ph.D. in Molecular and Cell Biology from the University of Texas at Dallas and conducted his postdoctoral research at the University of California, San Diego and The Scripps Research Institute. He also earned an M.B.A. from the University of California, Irvine, and a B.S. in Microbiology from the University of Notre Dame.

Paul Foster, M.D. joined us as Chief Medical Officer in August 2012, after serving in a substantially similar capacity as an outside consultant from January 2010 until August 2012. In December 2015, Dr. Foster was appointed Senior Vice President and Chief Medical Officer. Dr. Foster has 27 years of experience in a career spanning academic basic research, academic medical practice, research & development, product development, clinical development, drug safety, medical affairs, regulatory affairs and product commercialization. From June 2008 through May 2009 he served as Chief Medical Officer for Cardium Therapeutics Inc., a publicly-held health sciences and regenerative medicine company, and prior to that provided medical/clinical consulting services as Senior Vice President Development and Chief Medical Officer of Development & Strategic Consulting Associates, LLC. He has held senior leadership positions in both large and small biopharmaceutical companies including Biogen Idec, Inc., IDEC Pharmaceuticals Corp., Abbott Laboratories, Alpha Therapeutics Corporation, Reata Pharmaceuticals, Inc. and Dade Behring, Inc. He has experience with the development of biologics, small molecules and in-vitro diagnostics in therapeutic areas including oncology, hematology, inflammation and autoimmune diseases. Dr. Foster received his M.D. from Duke University School of Medicine and trained in Internal Medicine and Hematology/Oncology, and received a B.S. in Chemistry from the University of Michigan.

John R. Desjarlais, Ph.D. has served as our Chief Scientific Officer since July 2014 and served as our Vice President, Research from October 2006 to July 2014.  In March 2016, Dr. Desjarlais was appointed Senior Vice President, Research and Chief Scientific Officer.  He joined the Company in July 2001, initially serving as our Director of Protein Engineering. Dr. Desjarlais oversees all aspects of discovery and research at the company including technology development, protein and antibody engineering and generation of product candidates. Prior to joining us, Dr. Desjarlais was an Assistant Professor of Chemistry at Penn State University from 1997 to 2001. Dr. Desjarlais received a B.S. in Physics from the University of Massachusetts and holds a Ph.D. in Biophysics from Johns Hopkins University. He then conducted postdoctoral research at the University of California, Berkeley. Dr. Desjarlais has driven the Company's technology development and engineering efforts for over five years and participated in the development of the Company's business and intellectual property strategies.

John J. Kuch has served as our Vice President, Finance since October 2010, and joined the Company in October 2000, serving as our Senior Director of Finance. Mr. Kuch has primary responsibility for SEC and financial reporting, budgeting, cash-flow management, investments, information technology, investor relations, capital financing and facility issues for the Company. Prior to joining us, he worked for over 15 years in public accounting. From August 1997 through December 1998 he served as a Director at PricewaterhouseCoopers LLP. Mr. Kuch is a certified public accountant and received his B.S. and M.S. in Accounting from the University of Illinois.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 26, 2017 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.    Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 46,602,450 shares outstanding on February 26, 2017, adjusted as required by rules promulgated by the SEC.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 26, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options but not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xencor, Inc., 111 W. Lemon Ave., 2nd Floor, Monrovia, CA 91016.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders

John S. Stafford III (1)	7,000,000	15.02%
PRIMECAP Management Company (2)	5,768,822	12.38%
FMR LLC (3)	3,959,529	8.50%
Blackrock, Inc. (4)	2,808,686	6.03%
T. Rowe Price Associates, Inc. (5)	2,561,446	5.50%

Executive Officers and Directors
Bassil I. Dahiyat, Ph.D.(6)	784,398	1.66%
Paul Foster, M.D.(7)	207,783	*
John R. Desjarlais, Ph.D.(8)	313,996	*
John Kuch(9)	210,146	*
Edgardo Baracchini, Jr., Ph.D. (10)	291,078	*
Robert F. Baltera, Jr.(11)	30,000	*
Bruce L.A. Carter, Ph.D. (12)	127,904	*
Kurt Gustafson (13)	21,243	*
A. Bruce Montgomery, M.D. (14)	18,312	*
Yujiro Hata(15)	8,300	*
Kevin Gorman	__	*
All executive officers and directors as a group (11 persons)(16)	2,013,160	4.14%

*Less than one percent.

(1)Includes 7,500 shares owned by John Stafford, III, 2,000,000 held by Ronin Trading, LLC, a Limited Liability company owned and managed by John Stafford, III and, 4,992,500 held at Ronin Capital, LLC a Limited Liability Company owned and managed by Mr. Stafford.  Mr. Stafford is the indirect beneficial owner of all shares of common stock of Xencor, Inc. held by Ronin Trading, LLC and Ronin Capital, LLC.. The address for John Stafford III and Ronin Trading, LLC is 350 N. Orleans, 2N, Chicago, IL 60654.

(2)Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 7, 2017, reporting beneficial ownership as of December 31, 2016 by PRIMECAP Management Company.  The address of PRIMECAP Management Company is 225 South Lake Ave. #400, Pasadena, CA 91101.

(3)Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 14, 2017, reporting beneficial ownership as of December 31, 2016 by FMR LLC, a Delaware limited liability company.  FMR LLC is a parent holding company of Fidelity Institutional Asset Management Trust Company which is the beneficial owner of the shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)Number of shares based solely on information reported on Schedule 13G filed with the SEC on January 30, 2017 reporting beneficial ownership as of December 31, 2016 by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 7, 2017, reporting beneficial ownership as of December 31, 2016 by T. Rowe Price Associates, Inc. . The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(6)Includes 341,128 shares of common stock and 443,270 shares of common stock that Dr. Dahiyat has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options.

(7)Includes 2,419 shares of common stock and 205,364 shares of common stock that Dr. Foster has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options.

(8)Includes 87,676 shares of common stock and 226,320 shares of common stock that Dr. Desjarlais has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options.

(9)Includes 77,171 shares of common stock held and 132,975 shares of common stock that Mr. Kuch has the right to acquire from us within 60 days of February 26, 2017.

(10)Includes 607 shares of common stock and 290,471 shares of common stock that Dr. Baracchnin has the right to acquire from us within 60 days of February 26, 2017.

(11)Includes 30,000 shares of common stock that Mr. Baltera has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options.

(12)Includes 6,600 share of common stock and 121,304 shares of common stock that Dr. Carter has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options.

(13)Includes 21,243 shares of common stock that Mr. Gustafson has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options.

(14)Includes 18,312 shares of common stock that Dr. Montgomery has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options.

(15)Includes 8,300 shares of common stock that Mr. Hata has the right to acquire from us within 60 days of February 26, 2017 pursuant to the exercise of stock options,

(16)Includes the shares described in footnotes (6), (7), (8), (9), (10), (11), (12), (13), (14) and (15) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were in compliance with the exception of .Dr. Dahiyat, Dr. Foster, Dr. Desjarlais and Dr. Baracchini who received option grants on February 21, 2014 and filed related Form 4’s for such grants on August 26, 2016. Mr. Kuch received an option grant on February 21, 2014 and filed the Form 4 for the grant on August 25, 2016.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing engineered monoclonal antibody therapeutics to treat severe and life‑threatening diseases with unmet medical needs. We have developed a proprietary XmAb® technology platform that we use to create next‑generation antibody product candidates designed to treat autoimmune and allergic diseases, cancer and other conditions. In contrast to conventional approaches to antibody design, which focus on the portion of antibodies that interact with target antigens, we focus on the portion of the antibody that interacts with multiple segments of the immune system and controls antibody structure.

We became a public company in December 2013, and we filed our 2014, 2015 and 2016 proxy statements under the scaled-down reporting rules applicable to emerging growth companies. As of the close of calendar year 2016, we ceased to be an emerging growth company and, therefore, this year's Proxy Statement includes additional detail regarding executive compensation that was previously not required, including: this Compensation Discussion and Analysis, additional compensation tables for "Grants of Plan-Based Awards," "Option Exercises and Stock Vested," and "Potential Payments upon Termination or Change in Control," an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement; and an advisory vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which is included as Proposal 4 in this Proxy Statement.

This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2016 for the individuals who served as our principal executive officer, principal financial officer and three other most highly compensated executive officers as of December 31, 2016, referred to as our “named executive officers” for 2016:

Name	Position(s)
Bassil I. Dahiyat, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)

John J. Kuch	Vice President, Finance (principal financial officer)

Paul Foster, M.D.	Senior Vice President, Chief Medical Officer

John R. Desjarlais Ph.D.	Senior Vice President, Chief Scientific Officer

Edgardo Baracchini, Jr., Ph.D.	Chief Business Officer

Executive Summary

The important features of our executive compensation program include the following:

We tie pay to performance.  We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance.   For 2016, 83% of our Chief Executive Officer’s total reported compensation and an average of 70% of our other named executive officers’ total reported compensation was linked to performance, consisting of annual performance bonus earned and equity incentives awarded,  as reported in the “Summary Compensation Table”.

 Our executive bonuses are dependent on meeting corporate objectives.  Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year and, in the case of our named executive officers other than our Chief Executive Officer, the individual officer’s contributions towards such corporate objectives.  Our Board of Directors may choose to award additional bonuses based on significant corporate achievements that occur during the year. We maintain a reasonable limit on the maximum performance bonus that may be paid.

We emphasize long-term equity incentives.  Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package.  We have historically granted equity awards in the form of stock options and we consider stock options performance-based because they provide value only if the market price of our stock increases, and if the executive officer continues in our employment over the option term.  These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

Change in control benefits are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

We do not provide our executive officers with any excise tax or other tax gross ups.

We do not provide any executive fringe benefits or perquisites to our executives, such as car allowances, personal security, or financial planning advice.

Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.  The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

We prohibit any and all hedging and pledging of Company stock.

Overview of our Executive Compensation Program

Objectives, Philosophy and Elements of Executive Compensation

Our compensation program aims to achieve the following main objectives:

•attract and retain and reward highly qualified executives

•provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long-term

•align our executives’ interests with those of our stockholders

•link pay to company performance

•offer pay packages that remain competitive within the biopharmaceutical market in which we compete in order to recruit and retain top talent , while maintaining a reasonable cost and dilution to our stockholders

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans.  The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Generally reviewed annually at the beginning of the year and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals and individual contributions that relate to our key business objectives.

Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually at the beginning of the year and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan and, except with respect to our CEO, individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, generally determined by the Compensation Committee and Board of Directors and communicated at the beginning of the year.
Actual bonus amounts earned are determined after the end of the year, taking into account corporate and, where applicable, individual  performance objectives.

Long-Term Incentive (at-risk equity)

Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed annually and may be granted at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant.
Equity grants have historically been provided primarily in the form of stock options that typically vest over a four year period.

We focus on providing a competitive compensation package to our executive officers which provides significant short and long-term incentives for the achievement of measurable corporate objectives.   We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee and the Board uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

In making executive compensation decisions, the Compensation Committee generally considers each executive officer’s total direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as total target cash compensations, and long-term equity awards (which are valued based on an approximation of grant fair value).

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

The Compensation Committee is appointed by the Board to assist the Board with its responsibilities related to the compensation of the Company’s directors, officers, and employees and the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Compensation Committee” beginning on page 10 of this Proxy Statement.  Our Compensation Committee consists solely of independent members of the Board.

The Compensation Committee reviews and makes recommendations to the Board with respect to all compensation paid to our executive officers, including our named executive officers. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations. In making his recommendations, the Chief Executive Officer reviews various third party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses his recommendations with the Compensation Committee and the Board, he does not participate in the deliberations concerning, or the determination of, his own compensation. The Board discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation.  From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee or the Board to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee or Board meetings.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis, typically at the beginning of each fiscal year; however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate.  Neither the Board nor the Compensation Committee delegates authority to approve executive officer compensation.  The Compensation Committee does not maintain a formal policy for recommending to the Board the timing of equity awards to our executive officers; awards are generally approved at a meeting of the Compensation Committee and the Board in January of each year.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee retained as its compensation consultant Barney and Barney, LLC, a Marsh & McClennan Agency LLC company (Barney), to develop a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2016 and 2017.  During the second half of 2015, Barney conducted market research and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries and target bonus percentages as well as equity awards for our executives, including the named executive officers. Barney also analyzed the company’s equity utilization and assisted the Company in its equity grant strategy and also conducted a review of the company’s director compensation policies and practices.

The Compensation Committee has analyzed, most recently in 2017, whether the work of Barney as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Barney and its affiliates do not provide any services directly to our Company; (ii) the amount of fees paid to Barney and its affiliates by our Company as a percentage of Barney and its affiliates’ total revenue; (iii) Barney’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Barney or the individual compensation advisors employed by Barney with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any or our Company stock owned by Barney or the individual compensation advisors employed by Barney. Based on its analysis of these factors, our Compensation Committee determined that the work of Barney and the individual compensation advisors employed by Barney does not create any conflict of interest pursuant to the SEC rules and NASDAQ listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed Barney to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete.

Barney proposed, and the Compensation Committee approved, a group of companies that would be appropriate peers based on our Company’s industry focus, stage of clinical development and size (based on employee headcount, revenues and market capitalization). Specifically, based on input from the Compensation Committee, Barney compiled a list of companies operating in the life science industry, with an emphasis on companies engaged in pre-commercialization drug development programs in phase 2 clinical trials or earlier, with total market capitalization less than $1.5 billion, that have total employee headcount of less than 150, that do not generate revenues from commercialized products and that have total annual revenues of less than $75 million. In August, 2015, the following companies were approved as our peers for use in 2016 compensation decisions, as described below.  At the time of approval of these companies, or the peer companies, the Company fell in the 81st percentile of the peer group in terms of market capitalization, the 60th percentile of the peer group in terms of revenue and the 30th percentile of the peer group in terms of total employee headcount

Alder Biopharmaceuticals	Mirati Therapeutics
Arrow head Pharmaceuticals	Ocular Therapeutix
aTyr Pharma	OncoMed Pharmaceuticals, Inc.
Bellicum Pharmaceuticals	Pfenex
Enanta Pharmaceuticals	Regulus Therapeutics, Inc.
Epizyme, Inc.	Sangamo BioSciences, Inc.
Five Prime Therapeutics, Inc.	Sarepta Therapeutics
Idera Pharmaceuticals	Sorrento Therapeutics
Ignyta	Tekmira Pharmaceuticals, Inc.

Immune Design	XOMA Corporation
Macrogenics	Ziopharm Oncology

Barney also compiled data from a broker survey of publicly-traded life science companies (including the 2016 peer companies) with between 27 and 211 employees that have a total market capitalization of between $400 million and $1.5 billion, and are engaged in pre-commercialization drug development programs in phase 2 clinical trials or earlier, or the survey data. Using the survey data and data compiled from the peer companies, or peer data, Barney completed an assessment of our executive compensation to inform the Compensation Committee’s recommendation to the Board regarding executive compensation for 2016. The peer data and  the survey data are collectively referred to in this Proxy Statement as the market data. Barney reviewed those components of the market data that were most closely comparable to each of our executive officers’ position. Barney considered both peer data and the survey data to ensure that the Compensation Committee did not focus on a single market reference point to make actual executive compensation recommendations to the Board.

Barney prepared and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the named executive officers.    The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed these market data reference points as a helpful reference point in making 2016 compensation decisions. Market data is only one of the factors that the Compensation Committee and Board consider in making compensation decisions. The Compensation Committee and Board consider other factors as described below under “Factors Used in Determining Executive Compensation.”

In preparation for making 2017 compensation decisions, the Company, with input from Barney, updated its peer group to confirm that companies in the peer group remained closely aligned with the Company’s current market size and employee headcount. Certain companies in the peer group in the previous year were replaced primarily due to changes in their market capitalization. Barney recommended, and the Compensation Committee approved, the following companies as our peers for 2017 executive compensation decisions:

Achillion Pharmaceuticals	Flexion Therapeutics
Alder Biopharmaceuticals	Heron Therapeutics
Ardelyx	Insmed
Arrow head Pharmaceuticals	Loxo Oncology
Bellicum Pharmaceuticals	Macrogenics
Blueprint Medicines	Otonomy
Cempra	Revance Therapeutics
CytomX Therapeutics	Sarepta Therapeutics
Enanta Pharmaceuticals	Sorrento Therapeutics
Epizyme	Ziopharm Oncology
Five Prime Therapeutics, Inc.

Factors Used in Determining Executive Compensation

Our Compensation Committee and Board set the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment.  Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee and the Board believe that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year.  In making executive compensation decisions, the Compensation Committee and Board generally take into consideration the factors listed below.

Company performance and existing business needs

Each named executive officer’s individual performance, scope of job function and the critical skill set  of the named executive officer to the company’s future performance

Internal pay equity among named executive officers and positions

The need to attract new talent to our executive team and retain existing talent in a highly competitive industry

A range of market data reference points (generally the 25th, 50th, 60th and 75th percentiles of the market data), as described above under “Use of Competitive Market Compensation Data”.

The total compensation cost and stockholder dilution from executive compensation actions

Trends and compensation paid to similarly situated officers within our market

Barney’s recommendations on compensation policy determinations for the executive officer group

A review of a named executive officer’s total targeted and historical compensation and equity ownership

Our Chief Executive Officer’s recommendations, based on his direct knowledge of the performance by each named executive officer

2016 Executive Compensation Program

Base Salary

The Compensation Committee and the Board approved increases to each of the named executive officer’s base salaries for 2016.  The Compensation Committee first assessed current base salary levels against the market data provided by Barney and determined that each of our named executive officer’s base salaries fell at or below the 50th percentile of the market data.  The Compensation Committee and the Board also evaluated each named executive officer’s annual performance and considered market data and, recommendations from Dr. Dahiyat.  Each of the named executive officer’s salaries was increased in order to remain competitive with the companies with whom we compete. The size of the increase varied, in the Compensation Committee and Board’s discretion, based on the individual’s performance and how far below the executive’s salary trailed the median of the market data.  After the increase, each of the named executive officer’s base salaries were below, but closer to, the 50th percentile of the market data, except for Dr. Foster’s base salary, which approximated the 75th percentile of the market data.

Dr. Dahiyat’s base salary was increased by 17.1% to $480,000 as it was deemed substantially below market based compensation levels for a President and Chief Executive Officer with Dr. Dahiyat’s experience and critical role in the Company’s success and in achieving its future plans. The increased base salary of $480,000 is under, but closer to the 50th percentile of the market data. Dr. Desjarlais’ base salary was increased by 12% to $350,000 to more closely align his compensation with executives in similar positions as our peers .The increased $350,000 base salary is also under, but closer to the 50th percentile of the market data.  Dr. Foster’s, Dr. Baracchini’s and Mr. Kuch’s base salaries were each increased by 3% as merit and cost of living adjustments. The Board and Compensation Committee believed that Dr. Foster’s base salary positioning was appropriate because of Dr. Foster’s experience, his role in the Company’s recent clinical progress and the importance of Dr. Foster’s role in the Company’s future plans.

The named executive officers’ 2016 base salaries, which were effective January 1, 2016, and increases from each of their base salaries in effect as of the end of 2015, were as follows:

		Percentage
		Increase
		in Base
		Salary from
	Base	December 31,
Executive	Salary ($)	2015 (%)
Bassil I. Dahiyat, Ph.D.	$ 480,000	17.1
John J. Kuch	$ 309,000	3.0
Paul Foster, M.D.	$ 412,000	3.0
John R. Desjarlais Ph.D.	$ 350,000	12.0
Edgardo Baracchini, Jr., Ph.D.	$ 308,146	3.0

Annual Performance Bonus

Under the 2016 annual performance bonus program,  each named executive officer was eligible to be considered for a performance bonus based on (1) the individual's target bonus, as a percentage of base salary, (2) the percentage attainment of the 2016 corporate goals established by the Board, after recommendation by the Compensation Committee, and, with respect to our named executive officers other than Dr. Dahiyat, (3) the percentage attainment of the 2016 individual goals established by the Board, upon recommendation by the Compensation Committee and the Chief Executive Officer, for each named executive officer. The actual performance-based bonus paid, if any, is calculated by multiplying the executive's annual base salary by the target bonus percentage, and then by the percentage attainment of the corporate goals or percentage attainment of the individual goals, as applicable.

Target and Maximum Bonuses

Each named executive officer’s target bonus is set at a percentage of the named executive officer’s earned base salary, with such percentage being evaluated in the context of market data.  For 2016, the Board determined that each named executive officer’s target bonus for 2016 would remain unchanged from the target bonus in place for 2015, because such targets aligned with the 50th percentile of the market data, except Dr. Dahiyat, whose target bonus was increased from 45% to 50% of base salary, and Dr. Foster, whose target bonus was increased from 35% to 40% of base salary. The target bonus percentages were determined based on a review of the market data for target performance bonus and total cash compensation with the aim that each named executive officer’s total target cash compensation should fall around the 50th percentile of the market data, adjusted for the potential role of the named executive officers contribution to the company’s success. Dr. Dahiyat’s target bonus was increased in the beginning of 2016 to bring his target bonus and total target cash compensation closer to the 50th percentile of the market data. Dr. Foster’s target performance bonus was increased to 40% in early 2017 when the Board made final 2016 bonus determinations, bringing his target bonus and total target cash compensation closer to the 75th percentile of the market data, because of Dr. Foster’s role and contribution in expanding the Company’s clinical operations and increasing the number of clinical trials conducted during the year.

The Compensation Committee believes that the executive officers other than the Chief Executive Officer should have a target bonus that is based equally on their own accomplishments and the achievement of the Company’s goals; accordingly, for each of named executive officers other than the Chief Executive Officer, 50% of the bonus is based on corporate achievement and 50% of the bonus is based on individual performance.  The Chief Executive Officer’s bonus is based solely on the achievements of the corporate goals, with any discretionary adjustment the Board determines appropriate, because the Chief Executive Officer has greater impact on, and responsibility for, corporate performance.  The Board retains the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors, however, the maximum bonus opportunity under the 2016 annual performance bonus program for Dr. Dahiyat was 65% of base salary, for Dr. Foster was 46% of base salary, and for each of our other named executive officers was 40.25% of base salary.

Performance Goals

In early 2016, our Board, upon recommendation by the Compensation Committee, established the 2016 corporate goals and relative overall weighting towards corporate achievement as follows:

Corporate Performance Goals	Weighting
1. Clinical development goals: a. Initiate and dose first patient in a clinical trial with a subcutaneous formulation for our XmAb5871 program, b. Initiate and dose first patient in a clinical trial with a subcutaneous formulation for our XmAb7195 clinical program, c. Initiate and dose first patient in a clinical trial for our initial bispecific program, XmAb14045, d. Initiate and dose first patient in a clinical trial for our second bispecific program XmAb13676 and, e. Initiate process development for our next two bispecific clinical candidates, XmAb18087 and XmAb17017	60%
2.Research goals: a. Identify and present at public conferences data for three checkpoint inhibitor candidates and, b. Internally present positive in vivo data for at least three new bispecific candidates	30%
3.Business and financial goals: a. Prepare a competitive market assessment for the Company’s four lead clinical programs and, b. Prepare a gap analysis and plan to enable the Company to be SEC compliant for Sarbanes-Oxley obligations that the Company will be subject to in 2017, or earlier as necessary	10%
4.Stretch goals: a. Initiate GMP manufacture of drug substance for one new oncology bispecific antibody, b. Initiate GMP process development for the Company’s third and fourth new oncology bispecific antibodies, c. Complete enrollment of a XmAb5871 trial in- IgG4-Related Disease (RD), d. Present interim data results from the XmAb5871 IgG4-RD trial at a public conference, e. Generate over $50 million in committed revenue from new partnerships or collaborations.	30%

The individual performance goals for each of the named executive officers (other than our Chief Executive Officer, who was not assigned specific individual performance goals) for 2016 related to our corporate goals and varied by individual. The individual goals were established between each such named executive officer and the Chief Executive Officer during 2016. These objectives were composed of factors that related to each named executive officer's ability to drive his own performance and the performance of his direct employee reports towards reaching our corporate goals and were determined, in the Chief Executive Officer’s judgment, to provide the greatest opportunity for the Company to meet its annual and long-term objectives.

Performance Achievement

In early 2017, the Board considered each corporate goal in detail and upon recommendation by the Compensation Committee, determined that we had achieved 113% of the 2016 corporate goals on an overall basis with 88% of the corporate goals achieved and 25% of the stretch goals achieved. As a result of the Company’s exemplary performance, as highlighted by entering into the Novartis collaboration and also concluding a successful financing in December 2016, the Compensation Committee recommended, and the Board approved, an additional discretionary bonus achievement of 17% for an overall total corporate goal achievement of 130% for 2016.  This overall determination was based on the following specific achievements with regard to our corporate performance goals:

a.Clinical development goals (48% of 60% achieved): we dosed the first patient in each of (i) the XmAb14045 trial, (ii) the subcutaneous XmAb5871 Phase 1 trial and (iii) the subcutaneous XmAb7195 Phase 1 trial.  We also initiated GMP process development for two new oncology bispecific antibodies.  We did not meet the goal of dosing the first patient in the XmAb13676 trial in 2016.

b.Research goals (30% of 30% achieved): we met all of our research goals on our bispecific efforts.  Specifically we presented at a public conference bispecific checkpoint inhibitor data for at least three candidates and, we generated positive in vivo data for three new development candidates.

c.Business and financial goals (10% of 10% achieved): we met all of our business and financial goals relating to a market assessment and SEC compliance. We completed a portfolio market estimate, basic clinical plan and costs to approval and competitive landscape for our four lead development programs in their lead indication. Additionally, we completed a gap analysis and timeline for Sarbanes-Oxley and similar legal compliance readiness by year end for FY 2017, or earlier as required.

d.Stretch goals (25% of 30% achieved): (i) we initiated GMP manufacture of drug substance for one new oncology bispecific antibody, (ii) we made significant progress to complete enrollment of the XmAb5871 trial in IgG4-Related Disease with a final patient enrolled in January 2017, (iii) presented initial IgG4-Related Disease clinical data at public conference and (vi) generated over $50 million in committed revenue from partnerships as a result of our collaboration with Novartis, which we entered into in June 2016, and for which we received a $150 million upfront payment in 2016.

In addition to the foregoing, the Board approved an additional corporate bonus achievement of 17% in consideration of our entering into the Novartis collaboration and completing a successful financing in December 2016. The Compensation Committee and Board believe that these two transactions significantly increased our market and stockholder value. In June 2016, we entered into a collaboration agreement with .Novartis. The Novartis transaction provided a $150 million upfront payment, potential future milestone payments of $2.4 billion and significantly increased our profile as a leading immune-oncology company by partnering with an established oncology pharmaceutical company. In December 2016, we completed a successful financing for the sale of additional stock and received net proceeds of $119 million from the transaction. These transactions were transformative deals for our Company, which the Board believes will significantly accelerate the Company’s long-term strategic plan by providing additional significant funding and a meaningful partnership that positions the Company to expand its pipeline.  Our Chief Executive Officer and the named executives were instrumental in negotiating and successfully concluding the Novartis transaction and our Chief Executive Officer and certain named executives were responsible for completing the successful financing transaction to existing and new investors. Accordingly the Compensation Committee and the Board believed that recognizing such extraordinary performance was necessary and appropriate. As a result, in early 2017, the Board, upon recommendation by the Compensation Committee, approved an overall corporate goal achievement of 130%.

At the end of 2016, the Chief Executive Officer evaluated the performance of each named executive officer and assigned an achievement percentage for the individual objectives established for each named executive officer.  For 2016, each named executive officer’s target bonus, total performance achievement for those targets (resulting from both corporate and individual performance goal achievements, as applicable) and the resulting bonus amount paid in early 2017 was as follows:

Executive	Performance Achievement for 2016 (%)	Bonus Amount Paid ($)
Bassil I. Dahiyat, Ph.D (1)	130%	$ 280,800
John J. Kuch (2)	115%	$ 124,373
Paul Foster, M.D. (3)	115%	$ 189,520
John R. Desjarlais, Ph.D. (4)	115%	$ 140,875
Edgardo Baracchini, Jr., Ph.D. (5)	79.3%	$ 85,511

(1)Dr. Dahiyat’s performance bonus is entirely dependent upon corporate performance, and accordingly, his overall performance achievement of 130% directly corresponds to the overall corporate goal achievement of 130%

(2)Mr. Kuch was awarded an overall performance achievement percent of 115% in recognition of his efforts in 2016 related to successfully preparing a gap analysis and plan to enable the Company to comply with increased SEC obligations related to Sarbanes-Oxley requirements and also for playing a critical role in the Company’s successful December 2016 financing transaction,

(3)Dr. Foster was awarded an overall performance achievement of 115% in recognition of his efforts to advance the Company’s clinical operations and programs, particularly with respect to advancing the XmAb5871 IgG4-Related Disease and bispecific clinical programs in 2016,

(4)Dr. Desjarlais was awarded an overall performance achievement of 115% in recognition of his efforts to advance the Company’s research programs in identifying new checkpoint inhibitor candidates and presenting new bispecific development candidates,

(5)Dr. Baracchini was awarded an overall performance achievement percent of 79.3% in recognition of his role in the Company’s business development areas, including assisting in completion of the Novartis transaction.

Equity Awards

We have historically granted equity compensation to our executive officers primarily in the form of stock options, and the Board and Compensation Committee determined that our 2016 equity grants for the named executive officers would continue to consist of stock options that vest over a four year period, subject to the executive’s continued service with us.  The Board and Compensation Committee believe that stock options are a key tool in serving to align the interests of our executive officers and our stockholders; stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.

In January 2016, the Board, upon recommendation by the Compensation Committee, approved the following stock option grants to our named executive officers.  Each of the options vest as to 25% of the total number of option shares granted on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months, subject to the officer’s continued services to our Company and acceleration of vesting and exercisability under certain termination and change of control events as described below under “Severance and Change in Control Benefits”.

Executive	Stock Option Grant (# shares)
Bassil I. Dahiyat, Ph.D.	250,000
John J. Kuch	70,000
Paul Foster, M.D.	80,000
John R. Desjarlais Ph.D.	85,000
Edgardo Baracchini, Jr., Ph.D.	85,000

The annual stock option grants to our named executive officers are evaluated by the Compensation Committee and approved by the Board in the context of each named executive officer’s total compensation and take into account the market data provided by Barney in addition to the individual officer’s responsibilities, criticality, performance and total equity ownership.  The Compensation Committee and Board also take into account the recommendations of the Chief Executive Officer with regards to appropriate grants and any particular individual circumstances.

In determining the annual grants for our named executive officers, the Compensation Committee considered that such awards were closely aligned with the long term efforts of the senior management team to increase stockholder value. The Compensation Committee determined the size of the grants based on its subjective assessment of the appropriate incentives necessary for our named executive officers, considering the market data provided as well as the proposed annual grant and total options held by each named officer, as a percentage of total ownership in our Company, the fair value of each officer’s proposed grant in connection with his overall total target compensation (total target cash compensation plus long-term incentive compensation), and each officer’s individual role and performance. The Compensation Committee also noted that Company’s recent named executive officer grant history, valued as a  percent of common stock outstanding, was below the 50th percentile of the market data; the 2016 grants, combined with current named executive officer equity ownership, were intended to deliver total ownership for the named executive officers closer to the 50th percentile of the market data.

Other Features of Our Executive Compensation Program

Employment Agreements

The Company has offer letter and employment agreements with each of Drs. Dahiyat, Baracchini and Foster that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change of control benefits.  The terms of these agreements are described in greater detail in the section titled “Description of Compensation Arrangements.” All of the named executive officers are “at-will” employees.

Severance and Change in Control Benefits

During 2016, we entered into written severance agreements with each of Drs. Dahiyat, Desjarlais and Baracchini and Mr. Kuch that supersede the terms of their severance and change in control terms set forth in their employment agreements, as applicable.  Each of the severance agreements provides for severance benefits (cash payments, payments for COBRA premiums and equity acceleration) upon a termination without cause or a resignation for good reason, either alone or within one month prior to or 12 months following a change in control transaction.  We do not provide any tax gross ups in connection with severance or change in control transaction.  Our Compensation Committee reviewed, and our Board approved, these severance benefits, after a review of market data provided by Barney, to ensure that the benefits remain appropriately structured and at reasonable levels.  All change in control payments are structured to be on a “double-trigger” basis, requiring an involuntary termination in connection with the change in control transaction.  The

Board and Compensation Committee believes that these severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty.  A more detailed description of the named executive officer severance and change in control benefits is provided below under “Potential Payments upon Termination or Change in Control.”

Each of our named executive officers holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change of control provisions in such equity incentive plans and form of stock option agreements is provided below under "—Equity Compensation Arrangements."

Other Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled "”Description of Compensation Arrangements - 401(k) Plan"  We do not generally provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. Our Board may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Tax and Accounting Implications

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits companies (including our Company) to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation,” as defined in the Code and accompanying regulations. The Company’s 2013 Equity Incentive Plan is structured to permit the grant of stock options and other equity awards that are “performance-based compensation” under section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote the Company’s goals, the Compensation Committee does not have a formal policy at this time for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation” for purposes of section 162(m) or requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to continue to provide future compensation in a manner consistent with the best interests of the Company and its stockholders.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy to the extent that, the requirements of such clawbacks are finalized by the SEC.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits all directors and officers from pledging or engaging in hedging or similar transactions in our stock, such as prepaid variable forwards, equity swaps, collars, puts, calls and short sales.

Risk Analysis of Our Compensation Policies and Practices

The Compensation Committee has reviewed the Company’s compensation policies and practices, in consultation with Barney and outside Company counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation (in the form of stock options) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders.  In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Xencor under the Securities Act of 1933, as amended, or the Exchange Act, as amended.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s 2016 Annual Report on Form 10-K.

Compensation Committee

Bruce L.A. Carter, Ph.D., Chair

Kurt Gustafson

Bruce Montgomery, M.D.

Summary Compensation Table

The following table shows the total compensation earned by the named executive officers in 2016, 2015 and 2014, as applicable.

					Non-Equity
				Option	Incentive Plan	All Other
			Bonus	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)
Bassil I. Dahiyat, Ph.D.	2016	480,000	36,720	2,083,944	244,080	809	2,845,533
President, Chief Executive	2015	410,000		1,580,211	184,500	751	2,175,472
Officer and Director	2014	400,000		969,800	127,960	523	1,498,283

John J. Kuch	2016	309,000	18,385	583,504	105,987	809	1,017,686
Vice President, Finance *

Paul Foster, M.D.	2016	412,000	48,616	666,862	140,904	809	1,269,191
Chief Medical Officer	2015	400,000		842,779	140,000	751	1,383,530
	2014	396,000		671,400	116,207	751	1,157,358

John R. Desjarlais, Ph.D.	2016	350,000	20,825	708,541	120,050	809	1,200,225
Chief Scientific Officer	2015	312,625		895,453	109,419	751	1,318,252
	2014	289,263		961,054	96,052	751	1,347,120

Edgar Baracchini, Jr., Ph.D.	2016	308,146	18,319	708,541	67,191	809	1,103,007
Chief Business Officer*

*Mr. Kuch and Dr. Baracchini were not named executive officers in 2015 or 2014

(1)Amounts in this column represent the discretionary portion of the 2016 annual performance bonus recommended by the Compensation Committee and approved by the Board as a result of the Company’s exemplary performance as highlighted by entering into the Novartis collaboration and also concluding a successful financing in December 2016. For Dr. Foster, the amount also includes the portion of his 2016 annual performance bonus paid based on the 5% increase in his target bonus that was approved at the time of bonus award determinations. For more information, see above under “Compensation Discussion and Analysis-2016 Executive Compensation Program-Annual Performance Bonus.”

(2)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective year, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note [7] to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year.  Each of the 2016, 2015 and 2014 performance-based bonuses shown above was paid in cash to each executive in the first quarter of 2017, 2016 and 2015, respectively. For more information, see above under “Compensation Discussion and Analysis-2016 Executive Compensation Program - Annual Performance Bonus.”

(4)Amounts in this column represent term life and disability insurance premiums paid by us on behalf of the named executive officers.  All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “Description of Compensation Arrangements - Perquisites, Health, Welfare and Retirement Benefits.”

Grants of Plan-Based Awards

The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2016.

						All Other
			Estimated Future Payouts			Option	Exercise	Grant Date
			Under			Awards:	or Base	Fair Value
			Non-Equity Incentive Plan			Number of	Price of	of Stock
			Awards(1)			Securities	Option	and Option
	Award	Grant	Threshold	Target	Maximum	Underlying	Awards	Awards
Name	Type	Date(2)	($)	($)	($)	Options (#)	($/Sh)	($)(3)
Bassil I. Dahiyat, Ph.D.	Annual Option Performance Bonus	1/26/16		240,000	312,000	250,000	12.51	2,083,944

John J. Kuch	Annual Option Performance Bonus	1/26/16		108,150	140,595	70,000	12.51	583,504

Paul Foster, M.D.	Annual Option Performance Bonus	1/26/16		164,800	214,240	80,000	12.51	666,862

John R. Desjarlais, Ph.D.	Annual Option Performance Bonus	1/26/16		122,500	159,250	85,000	12.51	708,541

Edgardo Baracchini, Jr., Ph.D.	Annual Option Performance Bonus	1/26/16		107,855	140,206	85,000	12.51	708,541

(1)Amounts in this column represent the target and maximum performance-based bonus opportunity for each named executive officer for 2016. For a description of the 2016 performance bonus program, see “Compensation Discussion and Analysis -2016 Executive Compensation Program - Annual Performance Bonus” above.  The amount actually earned by each named executive officer is reported in the “Summary Compensation Table” above.

(2)All options were granted under the terms of our 2013 plan, with an exercise price per share equal to the closing price of our common stock on the grant date, and vest over a four-year period.  For a description of our 2013 plan, see “—Equity Compensation Arrangements-2013 Equity Incentive Plan” below.

(3)Amounts in this column reflect the aggregate grant date fair value of the option awards granted during 2016, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note [7] to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

Mix of Elements of Compensation

The three principal components of our executive compensation program for our named executive officers in 2016 were base salary, annual performance bonuses and long-term incentive equity compensation.  We structure a significant portion of our named executive officers’ 2016 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and stock options, as further described above under “Compensation Discussion and Analysis -Executive Summary”.

Description of Compensation Arrangements

Agreements with our Named Executive Officers

Below are written descriptions of our employment agreements and offer letters with our named executive officers. Each of our named executive officers’ employment is at-will.

Dr. Dahiyat.    In September 2013, we entered into a Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat that reflects Dr. Dahiyat's 2013 annual base salary of $358,750 and annual target performance bonus of 35% of his base salary (each of which have subsequently been increased). The Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat superseded the Second Amended and Restated Executive Employment Agreement, effective as of January 2007 that set forth the terms of his employment, including an initial annual base salary, performance bonus opportunity and option grants. In September 2013, we agreed to forgive all outstanding promissory notes between Dr. Dahiyat and us, contingent and effective upon the filing of the registration statement for our initial public offering. In May 2016, we entered into a Severance Agreement with Dr. Dahiyat that supersedes the Third Amended and Restated Executive Employment Agreement with respect to severance and change of control benefits, the terms of which are further described below under “—Potential Payments upon Termination or Change in Control.”

Mr. Kuch.   In September 2013, we entered into an Amended and Restated Change in Control Agreement with Mr. Kuch that entitled Mr. Kuch to certain severance and change of control benefits. In May 2016, we entered into a Severance Agreement with Mr. Kuch which supersedes Mr. Kuch’s prior agreement in its entirety. The terms of the May 2016 agreement are described below under “—Potential Payments upon Termination or Change in Control.”

Dr. Foster.    In August 2013, we entered into a letter agreement with Dr. Foster which states that he provides services to us at a 90% of full-time basis at an annual base salary of $360,000. The August 2013 letter agreement superseded Dr. Foster’s prior letter agreement, effective August 2012, that set forth the terms of his employment, including an initial base salary, performance bonus opportunity and option grants. In December 2015, we entered into an Employment Agreement with Dr. Foster which superseded his prior August 2013 letter agreement. The agreement established Dr. Foster’s salary at $400,000, retroactive to January 1, 2015 (which has subsequently been increased), and provided Dr. Foster with certain severance and change of control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change in Control.”

Dr. Desjarlais.   In September 2013, we entered into an Amended and Restated Severance Agreement with Dr. Desjarlais that entitled Dr. Desjarlais to certain severance and change of control benefits. In May 2016, we entered into a Severance Agreement with Dr. Desjarlais which supersedes Dr. Desjarlais’ prior agreement in its entirety. The terms of the May 2016 agreement are described below under “—Potential Payments upon Termination or Change in Control.”

Dr. Baracchini.  In September 2013, we entered into a letter agreement with Dr. Baracchini setting forth the terms of his employment, which included a base salary (which has subsequently been increased) and an annual target bonus percentage of 35%.  The September 2013 letter agreement supersedes Dr. Baracchini’s prior letter agreement, dated January 12, 2010, that set forth the terms of his employment, including an initial base salary, performance bonus opportunity and an option grant. The September 2013 agreement provided Dr. Baracchini with certain severance and change of control benefits. In May 2016, we entered into a Severance Agreement with Dr. Baracchini that supersedes the September 2013 agreement with respect to severance and change of control benefits, the terms of which are further described below under “—Potential Payments upon Termination or Change in Control.”

Perquisites, Health, Welfare and Retirement Benefits

All of our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our executive officers, as discussed in the section below entitled “401(k) Plan.”

We generally do not provide perquisites or personal benefits to our executive officers. We do, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers.

401(k) Plan

We maintain a defined contribution employee retirement plan, or the 401(k) plan, for our employees. Our named executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $18,000 for calendar year 2016.  Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2016 could have been up to an additional $6,000 above the statutory limit. We currently do not make matching contributions into the 401(k) plan on behalf of participants.  Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Equity Compensation Arrangements

2013 Equity Incentive Plan

General. Our Board of Directors adopted our 2013 Equity Incentive Plan, or the 2013 plan, in November 2013, and our stockholders approved the 2013 plan in November 2013. The 2013 plan became effective in connection with our initial public offering in December 2013 and provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees, subject to certain limitations. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or its authorized committee is referred to herein as the plan administrator.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2013 plan will not exceed 4,194,133 shares, which includes (i) 1,509,677 new shares, (ii) the number of shares reserved for future grant under our 2010 plan at the time our 2013 plan became effective, plus (iii) any shares subject to outstanding stock options or other stock awards that were granted under our 2010 plan and that are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under our 2013 plan will automatically increase on January 1 of each year, continuing through and including January 1, 2023, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2013 plan is [8,388,266] shares.

As of December 31, 2016, there were 3,264,750 shares underlying outstanding stock options granted under the 2013 plan and 7,027,349 shares remaining available for grant under the 2013 plan.

Stock Options. Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant; vest at the rate specified by the plan administrator and may have a term up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•  arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•  arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•  accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•  arrange for the lapse of any reacquisition or repurchase right held by us;

•  cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•  make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2013 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Amendment and Termination.  Our Board of Directors has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 plan.

2010 Equity Incentive Plan

General. Our Board of Directors and our stockholders approved our 2010 Equity Incentive Plan, or the 2010 plan, and it became effective in February 2010. It was subsequently amended by our Board of Directors and stockholders in June 2013. The terms of the stock options granted under the 2010 plan, including vesting requirements, were determined by our Board of Directors, subject to the provisions of the 2010 plan. Options granted under the 2010 plan generally have a term of up to ten years from the date of grant. The exercise price of the incentive stock options must equal at least 100% of the fair market value of our common stock on the date of grant. Following our initial public offering in December 2013, no additional awards have been or will be granted under the 2010 plan, and all awards granted under the 2010 plan that are repurchased, forfeited, expire or are cancelled become available for grant under the 2013 plan in accordance with its terms. However, all stock options granted under the 2010 plan prior to our initial public offering continue to be governed by the terms of the 2010 plan.

As of December 31, 2016, there were outstanding stock options covering a total of 781,051 shares that were granted under our 2010 plan.

Corporate Transactions. In the event of certain specified significant corporate transactions, unless otherwise provided in a stock award or other written agreement between us and the holder of a stock award, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

☐	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
☐	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
☐	accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;
☐	arrange for the lapse of any reacquisition or repurchase right held by us;
☐

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

☐

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2010 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2010 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or of its parent entity; (iii) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2013 Employee Stock Purchase Plan

Our Board of Directors adopted the 2013 Employee Stock Purchase Plan, or the ESPP, in November 2013 and our stockholders approved the ESPP in November 2013. The ESPP became effective as of the date of the effectiveness of the registration statement for our initial public offering.  The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Our Board of Directors or an authorized committee thereof administers the ESPP.  Under the ESPP, all of our regular employees (including the named executive officers) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the plan administrator, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

The ESPP authorizes the issuance of [267,741] shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year through January 1, 2023 by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) [621,814] shares, or (c) a number determined by our Board of Directors that is less than (a) and (b). As of December 31, 2016, there were [359,800] shares available for future issuance under the ESPP.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to each named executive officer that remain outstanding as of December 31, 2016.

Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Bassil I. Dahiyat, Ph.D.	9/4/2013 2/21/2014 2/12/2015 1/26/2016	164,144 92,083 68,750 —	37,880 37,917 81,250 250,000	$4.25 11.05 15.69 12.51	9/4/2023 2/21/2024 2/12/2025 1/26/2026

John J. Kuch	10/1/2010 9/4/2013 2/21/2014 2/12/2015 1/26/2016	24,516 29,130 35,233 32,083 —	__ 6,723 20,417 37,917 70,000	$0.59 4.25 11.05 15.69 12.51	10/1/2020 9/4/2023 2/21/2024 2/12/2025 1/26/2026

Paul Foster, M.D.	8/1/2012 9/4/2013 2/21/2014 2/12/2015 1/26/2016	53,064 11,069 63,750 36,666 —	__ 3,709 26,250 43,334 80,000	$0.59 4.25 11.05 15.69 12.51	8/1/2022 9/4/2023 2/21/2024 2/12/2025 1/26/2026

John R. Desjarlais, Ph.D.	9/4/2013 2/21/2014 7/14/2014 2/12/2015 1/26/2016	50,799 56,666 30,208 38,958 —	11,723 23,334 19,792 46,042 85,000	$4.25 11,05 10.73 15.69 12.51	9/4/2023 2/21/2024 7/14/2024 2/12/2025 1/26/2026

Edgar Baracchini, Jr., Ph.D.	1/18/2010 9/4/2013 2/21/2014 2/12/2015 1/26/2016	143,171 50,694 35,416 22,916 —	__ 11,699 14,584 27,084 85,000	$0.59 4.25 11.05 15.69 12.51	1/18/2020 9/4/2023 2/21/2024 2/12/2025 1/26/2026

(1)All of the outstanding option awards granted prior to January 1, 2014 were granted under and subject to the terms of the 2010 plan, described above under “—Equity Compensation Arrangements.” All of the outstanding options granted on and after January 1, 2014 were granted under and subject to the terms of the 2013 plan.  Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “—Potential Payments upon Termination or Change in Control.” All share numbers above that relate to awards granted prior to December 2013 reflect our 3.1 for 1 reverse stock split which became effective on December 3, 2013.

(2)All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.

We did not engage in any repricing or other modifications or cancellations to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2016.

Option Exercises and Stock Vested

The following table provides information on stock options exercised, including the number of shares acquired upon exercise and the value realized, determined as described below, for the named executive officers in the year ended December 31, 2016. None of our named executive officers held stock awards other than stock options as of December 31, 2016 and no stock awards other than stock options vested during the year ended December 31, 2016.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Bassil I. Dahiyat, Ph.D.	344,144	$ 5,135,768
John J. Kuch	81,301	984,337
Paul Foster, M.D.	5,000	84,550
John R. Desjarlais, Ph.D.	156,115	3,471,384
Edgar Baracchini, Jr., Ph.D.	28,750	591,763

(1)The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

Potential Payments upon Termination or Change in Control

Severance Agreements

In May 2016, we entered into severance agreements with each of Dr. Dahiyat, Mr. Kuch, Dr. Desjarlais and Dr. Baracchini, the terms of which are described below.

Dr. Dahiyat.  Pursuant to the Severance Agreement with Dr. Dahiyat, if we terminate Dr. Dahiyat’s employment without cause or if Dr. Dahiyat resigns for good reason, in each case prior to one month before or more than 12 months following a “change in control” transaction, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive (1) a lump sum severance payment equal to the sum of (a)  his then-current annual base salary for 24 months and (b) an amount equal to Dr. Dahiyat’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate and, as applicable, personal goals established for such year, prorated for the number of days Dr. Dahiyat worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Dahiyat had completed an additional 24 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that Dr. Dahiyat’s termination without cause or resignation for good reason occurs within a “change of control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards.

Mr. Kuch, Dr. Desjarlais and Dr. Baracchini.  Pursuant to Severance Agreements with each of Mr. Kuch, Dr. Desjarlais and Dr. Baracchini, if we terminate the officer’s employment without cause or if the officer resigns for good reason, in each case prior to one month before or more than 12 months following a “change in control” transaction, subject to his execution of an effective release and waiver of claims in favor of us, the officer will receive (1) a lump sum severance payment equal to the sum of (a)  his then-current annual base salary for 12 months and (b) an amount equal to the executive’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate and, as applicable, personal goals established for such year, prorated for the number of days the officer worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if the officer had completed an additional 12 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that the officer’s termination without cause or resignation for good reason occurs within a “change of control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, the officer will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards.

Previous Benefits. Prior to the adoption of the severance agreements described above in May 2016, each of Dr. Dahiyat, Mr. Kuch, Dr. Desjarlais and Dr. Baracchini was entitled to certain severance and change of control benefits pursuant to individual agreements with the Company, as described below. The benefits under the severance agreements adopted in May 2016 superseded these benefits.

Pursuant to the Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat, if we terminated Dr. Dahiyat’s employment without cause or if Dr. Dahiyat resigned for good reason, Dr. Dahiyat was entitled to a lump sum severance payment (including bonus), COBRA benefits and partial vesting acceleration of his time-based equity awards. Dr. Dahiyat was entitled to an increased severance payment and full acceleration of his time-based equity awards if such termination or resignation occurred within a change of control period.

Pursuant to (i) the Amended and Restated Change in Control Agreement with Mr. Kuch, (ii) the Amended and Restated Severance Agreement with Dr. Desjarlais and (iii) a letter agreement with Dr. Baracchini, if we terminated the officer’s employment without cause or if the officer resigned for good reason, the officer was entitled to a lump sum severance payment (including bonus) and partial vesting acceleration of his time-based equity awards. The officer was entitled to an increased severance payment and full acceleration of his time-based equity awards if such termination or resignation occurred within a change of control period.

Employment Agreement with Dr. Foster

Pursuant to an Employment Agreement that became effective in December 2015, if we terminate Dr. Foster’s employment without cause or if Dr. Foster resigns for good reason, in each case prior to one month before or more than 12 months following a “change in control” transaction, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Foster will receive (1) a lump sum severance payment equal to the sum of (a) 100% of his then-current annual base salary and (b) the maximum eligible bonus, prorated for the number of days Dr. Foster worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Foster had completed an additional 12 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that Dr. Foster’s termination without cause or resignation for good reason occurs within a “change of control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Foster will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards.

Equity Incentive Plan Provisions

Pursuant to the 2010 plan and the 2013 plan, the plan administrator may accelerate the vesting of stock awards granted under the applicable plan in connection with a corporate transaction. For more information, see above under “—Equity Compensation Arrangements.”

Summary of Estimated Amounts Payable upon a Termination or Change of Control

The following table shows estimated payments that would be made to each named executive officer in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2016.

Name	Benefit	Termination Not in Connection with a Change in Control ($)(1)	Termination in Connection with a Change in Control ($)(2)	2013 Plan and 2010 Plan —Certain Corporate Transactions ($)(3)
Bassil I. Dahiyat, Ph.D.	Lump Sum Cash Severance Payment	$ 960,000	$ 960,000
	Lump Sum Target Bonus Payment	240,000	240,000
	COBRA Payments	26,500	26,500
	Vesting Acceleration(4)	4,729,692	5,731,191	5,731,191
	Benefit Total	$ 5,956,192	$ 6,957,691	$ 5,731,191
John J. Kuch	Lump Sum Cash Severance Payment	$ 309,000	$ 309,000
	Lump Sum Target Bonus Payment	108,150	108,150
	COBRA Payments	26,500	26,500
	Vesting Acceleration(4)	1,064,828	2,049,026	2,049,026
	Benefit Total	$ 1,508,478	$ 2,492,676	$ 2,049,026
Paul Foster, M.D.	Lump Sum Cash Severance Payment	$ 412,000	$ 412,000
	Lump Sum Target Bonus Payment	164,800	164,800
	COBRA Payments	22,600	22,600
	Vesting Acceleration(4)	1,167,411	2,048,135	2,048,135
	Benefit Total	$ 1,766,811	$ 2,647,535	$ 2,048,135
John R. Desjarlais, Ph.D.	Lump Sum Cash Severance Payment	$ 350,000	$ 350,000
	Lump Sum Target Bonus Payment	122,500	122,500
	COBRA Payments	13,000	13,000
	Vesting Acceleration(4)	1,547,357	2,586,870	2,586,870
	Benefit Total	$ 2,032,857	$ 3,072,370	$ 2,586,870
Edgar Baracchini, Jr., Ph.D.	Lump Sum Cash Severance Payment	$ 308,146	$ 308,146
	Lump Sum Target Bonus Payment	107,851	107,851
	COBRA Payments	22,600	22,600
	Vesting Acceleration(4)	1,168,872	1,942,647	1,942,647
	Benefit Total	$ 1,607,469	$ 2,381,244	$ 1,942,647

(1)These benefits would be payable by the Company under each named executive officer’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation does not occur during the period within one month prior to or 12 months following a change in control, subject to the respective named executive officer’s execution of an effective release and waiver of claims in favor of the Company, assuming such termination took place on December 31, 2016.

(2)These benefits would be payable by the Company under each named executive officer’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation occurs during the period within one month prior to or 12 months following a change in control, subject to the respective named executive officer’s execution of an effective release and waiver of claims in favor of the Company, assuming such termination took place on December 31, 2016.

(3)These benefits would be payable by the Company under the 2013 plan and 2010 plan, as applicable, if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options, in each case assuming the vesting acceleration took place on December 31, 2016. For a description of the potential vesting acceleration provisions in the 2013 plan and 2010 plan, see “—Equity Compensation Arrangements” above.

(4)The value of stock option vesting acceleration is based on the closing price of $26.32 per share of common stock on December 30, 2016, minus the exercise price of the unvested stock option shares subject to acceleration. Accordingly, the amounts reported in the table only reflect option grants with an exercise price less than the closing price of $26.32 per share of common stock on December 30, 2016.

Director Compensation

We have not paid cash or equity compensation to directors who are also our employees for service on our Board of Directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2016 to each of our non-employee directors who served at any time during 2016:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(1)	All Other Compensation ($)	Total ($)
Bruce L.A. Carter, Ph.D.	73,500	68,017	—	141,517
Robert Baltera, Jr.	50,000	68,017	—	118,017
Kurt Gustafson	55,000	68,017	—	123,017
Yujiro S. Hata	44,125	68,017	—	112,142
A. Bruce Montgomery	47,500	68,017	—	115,517

(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2016 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

The following table sets forth the aggregate number of shares subject to outstanding stock options held by non-employee directors as of December 31, 2016:

Yujiro
		Total Shares Subject to Options
Name	2016 Awards	At 12/31/16

Bruce L.A. Carter, Ph.D.	7,500	132,238
Robert Baltera, Jr.	7,500	37,500
Yujiro S. Hata	7,500	22,500
Kurt Gustafson	7,500	30,000
A Bruce Montgomery	7,500	30,000

In March 2017, our Board of Directors adopted a revised compensation policy applicable to all of our non-employee directors that became effective upon the date of the adoption. The amended compensation policy was adopted after consulting with Barney and reviewing non-employee compensation practices of our peers. The amended compensation policy provides that each such non-employee director will receive the following compensation for service on our Board of Directors:

•An annual  cash retainer of $40,000 serving as a member of the Board of Directors and an additional cash retainer of $30,000 to the chairman of the Board of Directors, provided that the retainers will be paid quarterly in arrears and will be prorated as necessary  to reflect actual periods of service;

•an annual cash retainer of $15,000, $12,000 and $7,500 for service as chairman of the audit committee, compensation committee or the nominating and corporate governance committee, respectively;

•an annual cash retainer of $7,500, $5,000 and $5,000 for service on (and other than as the chairperson of) the audit committee, compensation committee and nominating and corporate governance committee, respectively;

•an annual option grant to purchase 7,500 shares of our common stock vesting in  a series of 12 equal monthly installments following the grant date; and

•upon first joining our Board of Directors, an automatic initial grant of an option to purchase 15,000 shares of our common stock vesting one-third after one year and the remainder over the next twenty-four months following the grant date.

Each of the option grants described above will vest and become exercisable subject to the director's continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2013 Equity Incentive Plan). The term of each option will be 10 years. The options will be granted under our 2013 Equity Incentive Plan, the terms of which are described in more detail above under "—Equity Benefit Plans—2013 Equity Incentive Plan."

Transactions With Related Persons

Related-Person Transactions policy and Procedures

In 2013, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A related person is any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification.  The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available.  To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders.

In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to:

(a) the risks, costs and benefits to the Company,

(b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated,

(c) the terms of the transaction,

(d) the availability of other sources for comparable services or products and

(e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.  The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interest of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant in which the related person had or will have a direct or indirect material interest where the amount involved exceeds $120,000.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers.

Director Independence

The independence of our directors is described in “Information Regarding the Board of Directors and Corporate Governance— - Independence of the Board of Directors.”

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice of Internet Availability or Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or Proxy Materials to those stockholders.    This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders  and cost savings for companies.

This year, a number of brokers with account holders who are Xencor, Inc. stockholders will be “householding” the Company’s proxy materials.  A single Notice of Internet Availability or Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability or Proxy Materials, please notify your broker or Xencor, Inc.  Direct your written request to Xencor, Inc., Attn: Director of Investor Relations, 111 West Lemon Avenue, Monrovia, CA 91016 or contact John Kuch at (626) 305-5900.    Stockholders who currently receive multiple copies of the Notice of Internet Availability or Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

John Kuch
April 28, 2017	Secretary

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and any financial statement schedules, is available without charge upon written request to: Corporate Secretary, Xencor, Inc.,  111 West Lemon Avenue, 2nd Floor, Monrovia, CA 91016.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59p.m., Eastern Time, on June 21, 2017. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/XNCR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR all nominees, and FOR Proposal 2 and 3, and “ONE YEAR FREQUENCY” for Proposal 4. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Dr. Bassil I. Dahiyat 02 - Dr. Kevin C. Gorman 03 - Dr. A. Bruce Montgomery 04 - Kurt Gustafson 05 - Yujiro S. Hata For Against Abstain 1 Year 2 Years 3 Years Abstain 2. Proposal to ratify RSM US, LLP as the independent public accounting firm for 2017. 4. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation. 3. Proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy materials. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 2 8 8 4 0 1 02LP4B MMMMMMMMM C B A Xencor, Inc. Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Xencor, Inc.

Notice of 2017 Annual Meeting of Shareholders

Courtyard Marriott Monrovia, 700 W. Huntington Drive, Monrovia, CA 91016

Proxy Solicited by Board of Directors for Annual Meeting — June 22, 2017

Bassil I. Dahiyat or John J. Kuch, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Xencor, Inc. to be held on June 22, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and, 3, and  “ONE YEAR” For Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Xencor, Inc. Notice of 2017 Annual Meeting of Shareholders Courtyard Marriott Monrovia, 700 W. Huntington Dr., Monrovia, California 91016 Proxy Solicited by Board of Directors for Annual Meeting — June 22, 2017 Bassil I. Dahiyat or John J. Kuch, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Xencor, Inc. to be held on June 22, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposal 2 AND 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Xencor, Inc.

Notice of 2017 Annual Meeting of Shareholders

Courtyard Marriott Monrovia, 700 W. Huntington Drive, Monrovia, CA 91016

Proxy Solicited by Board of Directors for Annual Meeting — June 22, 2017

Bassil I. Dahiyat or John J. Kuch, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Xencor, Inc. to be held on June 22, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and 3, and  “ONE YEAR” For Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)